PRESS RELEASE	For more information contact:

Prosperity Bancshares, Inc.®	Dan Rollins
Prosperity Bank Plaza	President and Chief Operating Officer
4295 San Felipe	281.269.7199
Houston, Texas 77027	dan.rollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC.®
INCRESES CASH DIVIDEND

HOUSTON, October 26, 2009.  Prosperity Bancshares, Inc.® (Nasdaq: PRSP - news) the parent company of Prosperity Bank®, announced an increase of their regular cash dividend to $0.62 per share per year.  The fourth quarter cash dividend of $0.155, an increase of 12.7%, is payable on January 4, 2010 to all shareholders of record as of December 18, 2009.

“We are pleased to be able to reward our shareholders with an increase of our annual cash dividend again this year,” said David Zalman, Chairman and Chief Executive Officer of Prosperity.  “This step, taken by our Board of Directors, displays our confidence in our continued financial strength during this volatile time in the financial industry.  Increasing the cash dividend is how we can convey our thanks to the shareholders for their support and share our continued success with them.”

“I am proud of our team’s outstanding performance during the past year,” continued Zalman.  “Our bankers are competing well in all of our markets and we continue to believe our strong asset quality and strong earnings capacity will lead to future opportunities.  While Texas is certainly not immune to the economic ills affecting other parts of the country, we are encouraged by the resilience of the Texas economy.”

“We believe the decision we made last fall not to participate in the U.S. Treasury Department’s TARP program was the right decision for our shareholders and expect that the strength of our bank will lead to future opportunities,” concluded Zalman.

Prosperity Bancshares, Inc.®

Prosperity Bancshares, Inc.®, a $9.0 billion Houston, Texas based regional financial holding company, formed in 1983, operates under a community banking philosophy and seeks to develop broad customer relationships based on service and convenience. Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of small and medium sized businesses and consumers. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at http://www.prosperitybanktx.com, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. Prosperity currently operates one hundred fifty-eight (158) full service banking locations; fifty-one (51) in the Houston area; twenty-seven (27) in the South Texas area including Corpus Christi and Victoria; twenty-four (24) in the Dallas/Fort Worth area; twenty (20) in the East Texas area; twenty-seven (27) in the Central Texas area including Austin and San Antonio; and nine (9) in the Bryan/College Station area.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and the remarks by Prosperity’s management on the conference call may contain, forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates and projections about Prosperity and its subsidiaries.  These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control that may cause actual results to differ materially from those expressed or implied by the forward-looking statements.  These risks and uncertainties include but are not limited to whether Prosperity can: successfully identify acquisition targets and integrate the businesses of acquired companies and banks;  continue to sustain its current internal growth rate or total growth rate; provide products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its sales objectives.  Other risks include, but are not limited to: the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); a deterioration or downgrade in the credit quality and credit agency ratings of the securities in Prosperity’s securities portfolio; customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; weather; and the stock price volatility associated with “small-cap” companies.  These and various other factors are discussed in Prosperity’s Annual Report on Form 10-K for the year ended December 31, 2008 and other reports and statements we have filed with the SEC. Copies of the SEC filings for Prosperity may be downloaded from the Internet at no charge from www.prosperitybanktx.com.